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                                                                 EXHIBIT (a)(16)

[LOGO OF SALOMON SMITH BARNEY]



                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                           Howmet International Inc.
                                      by
                             HMI Acquisition Corp.
                         a wholly owned subsidiary of
                                  Alcoa Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                   June 5, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by HMI Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all shares of common stock, par value $0.01 per share (the "Shares"), of Howmet International Inc., a Delaware corporation (the "Company"), at a purchase price of $21.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase (as amended and supplemented, the "Offer to Purchase"), dated April 18, 2000, as amended and supplemented by Supplement No. 1, dated June 5, 2000 ("Supplement No. 1"), and in the revised (pink) Letter of Transmittal (which together with any amendments or supplements thereto, collectively constitute the "Offer").

  Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  The Offer is conditioned upon, among other things, there being tendered and not withdrawn prior to the expiration of the Offer not less than that number of Shares that would represent a majority of the outstanding Shares held by stockholders other than Cordant Technologies Holding Company or the Purchaser. The Offer is also subject to other conditions. See Section 7 of Supplement No. 1.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    1. Supplement No.1 dated June 5, 2000;

    2. The revised (pink) Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients
  (manually signed facsimile copies of the revised Letter of Transmittal may be used to tender Shares);
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    3. The revised (green) Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  The Board of Directors of the Company, based upon, among other things, the unanimous approval and recommendation of the Independent Directors Committee of the Board of Directors, by unanimous vote of all members present, (i) determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), are advisable and fair to and in the best interests of the stockholders of the Company (other than Cordant Technologies Holding Company or the Purchaser),
(ii) approved and authorized the Merger Agreement and the Merger and (iii) recommends that the stockholders of the Company (other than Cordant Technologies Holding Company or the Purchaser) accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 2, 2000 (the "Merger Agreement"), among the Company, Alcoa and the Purchaser. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser and further provides that the Purchaser will be merged with and into the Company (the "Merger") as promptly as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Alcoa, and the separate corporate existence of the Purchaser will cease.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

  The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 14, 2000, UNLESS THE OFFER IS EXTENDED.

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  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF ALCOA, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

                                    BDLTR-3